UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 1, 2005

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer
Incorporation)		Identification No.)

13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2005, drugstore.com, inc. a Delaware corporation (the "Company"), entered into a Stock Purchase Agreement with Ziff Asset Management, L.P. (the "Investor") relating to the purchase by the Investor of 10,000,000 shares (the "Purchased Shares") of the Company's common stock, par value $0.0001 per share, at a price of $2.60 per share. The transaction closed on March 2, 2005.

Under the Stock Purchase Agreement, the Investor agreed not to directly or indirectly, sell, transfer or otherwise dispose of the Purchased Shares for a period of one year, beginning on the closing date of this transaction (the "Restricted Period"), except for transfers (i) to the Investor's affiliates, provided that such affiliates agree in writing to be bound by the Investor's obligations under the Stock Purchase Agreement, (ii) which have been consented to in writing by the Company, (iii) pursuant to a tender offer to purchase or exchange for cash or other consideration any voting securities of the Company, that, in the case of a third-party tender offer, is recommended by the Company's board of directors or (iv) to the Investor's equity holders as part of a plan of distribution to such equity holders, provided that such equity holders agree in writing to be bound by the obligations under the Stock Purchase Agreement.

In addition, if, following the end of the Restricted Period, the Investor wishes to dispose any of the Purchased Shares constituting 6% or more of the voting securities of the Company outstanding on the date of such transfer, to a person or group (but excluding certain sales to a broker-dealer or market maker), the Investor must (i) notify the Company in writing of the number of Purchased Shares to be transferred and the material terms of the proposed transfer, including the minimum price at which the Investor intends to transfer such shares and (ii) offer to sell such shares to the Company at the same price and on the same terms. If the Company wishes to accept such an offer, it is required to deliver an acceptance notice to the Investor within three business days of receipt of the offer notice from the Investor and must agree to purchase all of the shares so offered. If the Company accepts such an offer, it is required to deliver payment for the shares no later than ten business days after receiving the offer notice. If the Company does not accept such an offer, or accepts the offer but fails to timely deliver payment for such shares, the Investor may, for a period of 120 days thereafter, transfer such shares to a third party (subject to fulfilling certain conditions relating to the price and other terms on which such shares are transferred). If the shares are not transferred to a third party or if the Investor wishes to transfer them on terms more favorable than those offered to the Company, the shares will again become subject to restrictions on transfer outlined above.

Pursuant to the Stock Purchase Agreement, the Company agreed to file a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") covering the resale of the Purchased Shares at least 90 days prior to the end of the Restricted Period and to use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than the date on which the Restricted Period ends. The Company may, in certain circumstances, suspend sales under such registration statement for periods not to exceed 25 days at a time and not more than three times in any twelve-month period.

The Company and the Investor have also agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Item 3.02. Unregistered Sales of Equity Securities.

On March 2, 2005, the Company issued 10,000,000 shares of its common stock, par value $0.0001 per share, to Ziff Asset Management, L.P. for an aggregate purchase price of $26,000,000 in cash. See Item 1.01 of this report, which is incorporated by reference herein. The sale of these shares was exempt from registration under the Securities Act as a private offering to an "accredited investor" under Section 4(2) Securities Act and Rule 506 of Regulation D thereunder. drugstore.com, inc. incurred no underwriting costs in connection with this sale.

Item 7.01. Regulation FD Disclosure.

On March 2, 2005, the Company issued a press release announcing that it had closed the private sale of 10,000,000 shares of its common stock described in Item 1.01 of this report. A copy of this press release is attached to this report as Exhibit 99.1.

The information furnished in this report shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release of drugstore.com, inc., dated March 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC. (Registrant)

By:	/s/ Dawn G. Lepore
Dawn G. Lepore Chief Executive Officer and Chairman of the Board

 Date: March 3, 2004